EXHIBIT 10.7

[ActivCard Letterhead]

September 12, 2000
Via Federal Express
Residence Tel. 805-681-9647

Mr. Blair W. Geddes
5938 Trudi Drive
Goleta, CA 93117

Dear Blair:

I am pleased to offer you a position with ActivCard, S.A. as Vice President, Finance. In this role you will report directly to me in my capacity as Chief Financial Officer.

Annual Salary: You will receive an annual salary of $185,000.00 payable twice monthly, in accordance with ActivCard's normal payroll procedures.

Performance Bonus: You will be eligible to receive an annual performance bonus with an at plan target of 30 percent of your base salary, which equates to $55,500.00; for the current fiscal year, this amount will be prorated from your date of hire to the end of the Company's fiscal year. Specific goals and overall company performance targets will be established and mutually agreed upon within your first 30 days of employment with the Company.

Stock Options: At the Board of Directors meeting following your date of hire, the Company's management will recommend to the Board of Directors the issuance to you of an option to purchase 60,000 shares of ActivCard Common Stock; the exercise price of the Option shall be set and approved by the Board of Directors at the above-referenced Board meeting. The Options will be issued pursuant to the terms of the Company's U.S. Stock Option Program; specifically, these options will vest and become exercisable over a four-year period at a rate of 25 percent of the shares on the first anniversary of the date your employment with ActivCard commences and  1/48th of the shares per month thereafter.

In addition, your performance against established business and performance objectives will be reviewed January 29, 2001; if you have achieved the performance targets, management will recommend to the Board of Directors that you be granted an additional option to purchase between fifteen thousand (15,000) and twenty thousand (20,000) shares of common stock at a price that will be established and approved by the Board of Directors at that time. These shares will vest in accordance with the standard vesting schedule.

Relocation Assistance Program: ActivCard will support your relocation from Goleta, California, to the San Francisco Bay area in a manner that demonstrates a level of flexibility. Consequently, this relocation assistance program will be available to you for implementation during the first six months of your employment with the Company. The Company will reimburse your actual out-of-pocket relocation costs across the following categories of expenses up to a maximum of $60,000.00.

(1)  Packing, shipping, unpacking, storage of household goods plus automobile(s).

(2)  Closing costs associated with the sale of Employee's existing home and the purchase of a new home in the San Francisco Bay area along with the associated new mortgage origination fees.

(3)  Travel expenses and hotel accommodations for you and your family during the move.

(4)  Temporary housing (rental) costs in the San Francisco Bay area while permanent housing is identified.

(5)  Relocation consulting services to support efficient identification, evaluation, and selection of temporary and/or permanent housing in the San Francisco Bay area and relocation of the Employee's household goods and automobile(s).

(6)  Assistance with federal and/or state income tax liability associated with the relocation assistance program outlined in this Agreement.

We would like you to use your best efforts to effectively manage the level of relocation costs and identify those expenses that can be appropriately invoiced directly to the Company to reduce the taxable portion of this relocation assistance program. Those costs that cannot be invoiced directly to the Company will be reimbursed up to the relocation assistance program maximum amount upon presentation of expense reports and the associated invoices or employee payment documentation.

In the event you voluntarily leave the Company during the first twelve months of your tenure, you would be responsible for returning the relocation assistance funds on a pro rata basis.

Benefits: You will, also, be eligible to participate in Company-sponsored benefits. This consists at present of a medical, dental, vision, group life and accidental death and dismemberment insurance, and a 401K Plan as well as three weeks of vacation time per annum. In addition, as an executive of the Company, you will by entitled to travel business class.

Terms of Employment: Your employment with the Company will be "at will" and either you or ActivCard may terminate the employment relationship at any time and for any reason, with or without cause. Neither this letter, nor your acceptance thereof, constitutes a contract of employment.

However, if your employment is terminated by the Company for any reason other than for "cause," as defined below, you will be entitled to a period of post-employment termination payments in the amount of your base salary for a period of 6 months.

For the purposes of this offer letter, termination for "cause" shall mean termination by the Company of your employment by reason of your dishonesty or fraud, gross negligence in the performance of your duties, material breach of the terms of this offer letter or of your Employee Confidential Information and Inventions Agreement, conviction of a felony, willful failure to perform your duties for the Company after a written demand for performance has been delivered to you by the Board of Directors that specifically identifies how you have failed to perform, or your willful engagement in conduct that is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise. Your conduct will not be considered "willful" if you reasonably believed that you were acting in the best interests of the Company.

As an employee of the Company, you will be expected to devote all of your business time, skill, attention, and best efforts to ActivCard's business and to fulfill your responsibilities to the best of your abilities.

Your signature on the attached Acceptance and Acknowledgement page acknowledges your understanding that your employment is contingent upon your providing appropriate legal proof of eligibility to be employed in the United States within three days of your start date as well as signing the Company's customary Employee Proprietary Information Agreement, a copy of which is attached.

Start Date: Your employment with ActivCard will commence on or before October 1, 2000.

Please indicate your acceptance of the terms of this offer by returning a signed copy of this letter to me. This offer is valid through the close of business on Monday, September 11, 2000.

Blair, we are excited about having you as a senior member of the ActivCard team, and all of us look forward to working with you.

Sincerely,

/s/ GEORGE WIKLE
George Wikle Chief Financial Officer ActivCard S.A.

Enclosures:	Duplicate Letter Employee Confidential Information Agreement Stock Option Plan Benefits summary information

Acceptance and Acknowledgment

I have read, understand, and accept the foregoing terms of employment. I certify that on this date I will not be employed by, on the payroll of, or compensated by any other Company, with the exception of a position(s) on the Board of Directors of a Company whose business activity is not in conflict or competitive with ActivCard S.A. I will provide a listing of any current Board-level obligations to the ActivCard Board of Directors at the first Board meeting that follows my acceptance of this position with the Company. I will provide a written request to the Board seeking its approval of prospective new Board positions prior to entering into new Board-level commitments.

I understand that you do not wish me to bring any confidential or proprietary material of any former employer or to violate any lawful obligation to my former employers.

I understand that my employment is contingent on my providing appropriate legal proof of eligibility to be employed in the United States within three days of my start date as well as signing the Company's customary Employee Confidential Information Agreement, a copy of which is attached.

By:	/s/ BLAIR W. GEDDES
Blair W. Geddes

Date:	9/11/00

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